Exhibit (l)(2)

August 9, 2018

TriplePoint Venture Growth BDC Corp.

2755 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to TriplePoint Venture Growth BDC Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2, which was (i) initially filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2018 and amended by a pre-effective amendment on May 11, 2018 (“Pre-Effective Amendment No. 1” and such registration statement, at the time Pre-Effective Amendment No. 1 became effective on May 14, 2018, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated May 14, 2018 (the “Prospectus”) and the final prospectus supplement thereto dated August 7, 2018 (the “Prospectus Supplement”), with respect to the issuance pursuant to Rule 415 under the Securities Act of 6,000,000 shares (or up to 6,900,000 shares of Common Stock if the underwriters’ overallotment option is exercised in full) (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”).

The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of August 7, 2018 (the “Underwriting Agreement”), by and among the Company TriplePoint Advisers LLC and TriplePoint Administrator LLC, on the one hand, and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, on the other hand, as representatives of the several underwriters named therein.

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement, and have examined the originals or copies of the following:

(i) the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii) the Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii) A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(iv) resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement; (b) the offering, issuance and sale of the Shares; and (c) the execution and delivery of the Underwriting Agreement, certified as of the date hereof by an officer of the Company.

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With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

Where factual matters material to this opinion letter were not independently established, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates of public officials. Except as otherwise stated herein, we have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of, and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP